Calgary, April 30, 2021	Exhibit 99.1

Imperial announces first quarter 2021 financial and operating results

•	Net income of $392 million in the first quarter of 2021

•	Cash flows from operating activities of over $1 billion in the first quarter

•	Improved financial performance across all business segments compared to the fourth quarter

•	Highest first quarter Upstream production in 30 years, driven by record gross production at Kearl

•	Imperial reinstates significant share purchase program with plans to purchase up to four percent of outstanding common shares by June 28, 2021
•	Quarterly dividend raised by almost 23% from 22 cents to 27 cents per share

	First quarter
millions of Canadian dollars, unless noted	2021	2020	Δ

Net Income (loss) (U.S. GAAP)	392	(188)	+580

Net Income (loss) per common share, assuming dilution (dollars)	0.53	(0.25)	+0.78

Capital and exploration expenditures	163	331	-168

Imperial reported estimated net income of $392 million for the first quarter of 2021, driven by improved crude prices, strong operating performance and continued cost discipline across all business segments, and bolstered by improved product and chemical margins compared to the fourth quarter.

During the first quarter of 2021, the company generated cash flow from operating activities of $1,045 million, up from $423 million in the same period of 2020. Cash flows from operating activities excluding working capital1 were $1,068 million, up from $611 million in the same period of 2020.

“Imperial took decisive actions to weather the economic storm throughout 2020, including making fundamental improvements to its cost structure and continuing to progress key projects to ensure the company was well positioned to take full advantage of market conditions as they began to improve,” said Brad Corson, chairman, president and chief executive officer. “The benefits of this approach underpin our strong performance this quarter. I am extremely proud of our ability to deliver these results while also meeting our commitments to the care of our people, communities, and the environment.”

Upstream production for the first quarter averaged 432,000 gross oil-equivalent barrels per day, the highest first quarter production in 30 years. Kearl total gross production averaged 251,000 barrels per day, establishing a new production record for each month of the first quarter.

Downstream throughput averaged 364,000 barrels per day in the first quarter, with utilization at 85 percent, up from 359,000 barrels per day in the fourth quarter of 2020. Petroleum product sales were 414,000 barrels per day, compared to 416,000 barrels per day in the fourth quarter of 2020. Despite continuing weak demand, Downstream generated net income of $292 million in the first quarter, an increase of $186 million from the fourth quarter of 2020, primarily driven by stronger product margins.

Consistent with the company’s long-standing commitment to shareholders, Imperial amended its current share purchase program and plans to purchase up to four percent of outstanding common shares (as of June 15, 2020) by June 28, 2021. Additionally, Imperial declared a second quarter dividend of 27 cents per share, an increase of almost 23 percent. “These actions reflect the company’s strong financial performance and confidence in its future, and demonstrate our ongoing commitment to return cash to shareholders,” Corson added.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

First quarter highlights

•

Net income of $392 million or $0.53 per share on a diluted basis, compared to net loss of $188 million or $0.25 per share in the first quarter of 2020. Net income excluding identified items¹ of $392 million in the first quarter of 2021, up from $93 million in the same period of 2020.

•

Cash flows from operating activities of $1,045 million, up from $423 million in the same period of 2020. Cash flows from operating activities excluding working capital¹ of $1,068 million, up from $611 million in the same period of 2020.

•

Capital and exploration expenditures totalled $163 million, compared to $331 million in the first quarter of 2020. The company continues to anticipate full-year capital and exploration expenditures of $1.2 billion in 2021.

•	Dividends paid totalled $162 million or $0.22 per share, compared to $164 million or $0.22 per share in the first quarter of 2020.

•

Increased share purchase program underpinned by strong financial position. In April, the program was amended to allow Imperial to purchase up to four percent of its common shares outstanding (as of June 15, 2020), approximately 29,363,070 shares, during a 2-month period ending June 28, 2021. Consistent with the company’s balance sheet strength, low capital requirements and strong cash generation, this amendment reflects the company’s priority and capacity to return cash to shareholders.

•	Production averaged 432,000 gross oil-equivalent barrels per day, up from 419,000 barrels per day in the same period of 2020.

•

Total gross production at Kearl averaged 251,000 barrels per day (178,000 barrels Imperial’s share), up from 226,000 barrels per day (160,000 barrels Imperial’s share) in the first quarter of 2020. The asset established new production records for each month of the first quarter, with higher production primarily driven by supplemental crushing facilities.

•	Gross bitumen production at Cold Lake averaged 140,000 barrels per day, in line with 140,000 barrels per day in the first quarter of 2020.

•	The company’s share of gross production from Syncrude averaged 79,000 barrels per day, up from 73,000 barrels per day in the first quarter of 2020.

•

Refinery throughput averaged 364,000 barrels per day, compared to 383,000 barrels per day in the first quarter of 2020. Capacity utilization was 85 percent, compared to 91 percent in the first quarter of 2020. Lower refinery throughput was primarily driven by lower market demand due to the COVID-19 pandemic.

•

Petroleum product sales were 414,000 barrels per day, compared to 462,000 barrels per day in the first quarter of 2020. Lower petroleum product sales were primarily driven by reduced demand due to the COVID-19 pandemic.

•	Chemical net income of $67 million in the quarter, up from $21 million in the first quarter of 2020.

•

The Liquid Addition to Steam for Enhanced Recovery (LASER) Project at Cold Lake’s Mahkeses plant successfully started up. This latest deployment of Imperial’s enhanced recovery solvent technology improves productivity and is expected to enable up to a 25% greenhouse gas intensity reduction for the associated production.

•

Imperial released its updated Corporate Sustainability Report. The update highlights the company’s actions and results across key dimensions of sustainability. The report’s expanded climate section includes scope 3 emissions estimates and outlines Imperial’s efforts to develop pathways in support of a net-zero future.

•

Imperial provided an additional $2.5 million in free fuel to 100,000 frontline health care workers in recognition of their tireless service. This is the second Health Care Heroes campaign initiated by Imperial during the pandemic; $2 million in free fuel cards were provided to 80,000 health care workers in 2020.

¹ non-GAAP measure - See Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

First quarter 2021 vs. first quarter 2020

In early 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly through most areas of the world resulting in substantial reductions in consumer and business activity and significantly reduced demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to increases in inventory levels and sharp declines in prices for crude oil, natural gas, and petroleum products.

While demand has rebounded considerably, the lingering effects of the weak 2020 business environment has continued to have a negative impact on financial results in 2021 when compared to periods prior to the pandemic. Signs of improvement are emerging including higher crude and gas prices through the quarter and stronger Downstream and Chemical margins.

The company recorded net income of $392 million or $0.53 per share on a diluted basis in the first quarter of 2021, compared to a net loss of $188 million or $0.25 per share in the same period of 2020. First quarter 2020 results included non-cash charges of $281 million relating to the revaluation of the company’s inventory.

Upstream recorded net income of $79 million in the first quarter of 2021, compared to a net loss of $608 million in the same period of 2020. Improved results reflect higher realizations of about $700 million and the absence of the prior year non-cash charge of $229 million, related to the revaluation of the company’s inventory. These items were partially offset by higher royalties of about $100 million, unfavourable foreign exchange effects of about $70 million, and higher operating expenses of about $60 million.

West Texas Intermediate (WTI) averaged US$58.14 per barrel in the first quarter of 2021, up from US$45.78 per barrel in the same quarter of 2020. Western Canada Select (WCS) averaged US$45.64 per barrel and US$25.60 per barrel for the same periods. The WTI / WCS differential averaged approximately US$13 per barrel for the first quarter of 2021, compared to around US$20 in the same period of 2020.

The Canadian dollar averaged US$0.79 in the first quarter of 2021, an increase of US$0.05 from the first quarter of 2020.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, primarily due to an increase in WCS. Bitumen realizations averaged $47.19 per barrel in the first quarter of 2021, up from $18.08 per barrel in the first quarter of 2020. The company’s average Canadian dollar realizations for synthetic crude increased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $67.41 per barrel in the first quarter of 2021, up from $58.94 per barrel in the same period of 2020.

Total gross production of Kearl bitumen averaged 251,000 barrels per day in the first quarter (178,000 barrels Imperial’s share), up from 226,000 barrels per day (160,000 barrels Imperial’s share) in the first quarter of 2020. Higher production was primarily driven by the supplemental crushing facilities.

Gross production of Cold Lake bitumen averaged 140,000 barrels per day in the first quarter, in line with 140,000 barrels per day in the same period of 2020.

The company’s share of gross production from Syncrude averaged 79,000 barrels per day, up from 73,000 barrels per day in the first quarter of 2020.

Downstream recorded net income of $292 million in the first quarter of 2021, compared to net income of $402 million in the same period of 2020. Results were negatively impacted by lower margins of about $150 million and lower sales volumes of about $60 million. These items were partially offset by the absence of the prior year non-cash charge of $52 million, related to the revaluation of the company’s inventory and lower operating expenses of about $50 million.

Refinery throughput averaged 364,000 barrels per day, compared to 383,000 barrels per day in the first quarter of 2020. Capacity utilization was 85 percent, compared to 91 percent in the first quarter of 2020. Lower refinery throughput was primarily driven by lower market demand due to the COVID-19 pandemic.

IMPERIAL OIL LIMITED

Petroleum product sales were 414,000 barrels per day, compared to 462,000 barrels per day in the first quarter of 2020. Lower petroleum product sales were primarily driven by reduced demand due to the COVID-19 pandemic.

Chemical net income was $67 million in the first quarter, up from net income of $21 million in the same quarter of 2020.

Corporate and other expenses were $46 million in the first quarter, up from $3 million in the same period of 2020, mainly due to higher share-based compensation costs.

Cash flow generated from operating activities was $1,045 million in the first quarter, up from $423 million in the corresponding period in 2020, primarily reflecting higher Upstream realizations.

Investing activities used net cash of $147 million in the first quarter, compared with $308 million used in the same period of 2020, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $202 million in the first quarter, compared with $445 million used in the first quarter of 2020. Dividends paid in the first quarter of 2021 were $162 million. The per share dividend paid in the first quarter was $0.22, consistent with the same period of 2020. The company did not purchase shares during the first quarter. In the first quarter of 2020, the company purchased about 9.8 million shares for $274 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $1,467 million at March 31, 2021, versus $1,388 million at the end of first quarter 2020.

At March 31, 2021, due to the termination of transportation services agreements related to a third-party pipeline project, the company recognized a liability of $62 million, previously reported as a contingent liability in Note 10 of Imperial’s Form 10-K. In connection with the same project, commitments under “Other long-term purchase agreements” as reported in Imperial’s Form 10-K decreased by approximately $2.9 billion. The majority of these commitments related to years 2026 and beyond.

On April 30, 2021, the company announced an amendment to its normal course issuer bid to increase the number of common shares that it may purchase. Under the amendment, the number of common shares that may be purchased will increase to a maximum of 29,363,070 common shares during the period June 29, 2020 to June 28, 2021, which includes shares purchased under the normal course issuer bid and from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid. No other provisions of the normal course issuer bid have changed. The company currently anticipates maximizing its share purchases under the program. Purchase plans may be modified at any time without prior notice.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to plans for purchases under the company’s amended share purchase program; the company’s low capital requirements, strong cash generation, confidence in its future and the priority and capacity to return cash to shareholders; the commitment to sustainability, including efforts to develop pathways in support of a net-zero future; anticipated full year capital and exploration expenditures of $1.2 billion for 2021; the Cold Lake Mahkeses LASER project enabling greenhouse gas and water intensity reductions; and signs of improvement emerging in the business environment through higher crude and gas prices and stronger Downstream and Chemical margins.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; the adoption and impact of new facilities or technologies, including on reductions to greenhouse gas and water intensity; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans and pandemic response activities; applicable laws and government policies, including restrictions in response to COVID-19; the company’s ability to achieve cost savings; cash generation, financing sources and capital structure; and capital and environmental expenditures could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; availability and allocation of capital; transportation for accessing markets; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the receipt, in a timely manner, of regulatory and third-party approvals; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Three Months
millions of Canadian dollars, unless noted	2021	2020

Net Income (loss) (U.S. GAAP)
Total revenues and other income	6,998	6,690
Total expenses	6,486	6,945
Income (loss) before income taxes	512	(255)
Income taxes	120	(67)
Net income (loss)	392	(188)

Net income (loss) per common share (dollars)	0.53	(0.25)
Net income (loss) per common share - assuming dilution (dollars)	0.53	(0.25)

Other Financial Data

Gain (loss) on asset sales, after tax	2	6

Total assets at March 31	39,007	40,413

Total debt at March 31	5,144	5,198

Shareholders’ equity at March 31	21,736	23,570

Capital employed at March 31	26,906	28,789

Dividends declared on common stock
Total	161	162
Per common share (dollars)	0.22	0.22

Millions of common shares outstanding
At March 31	734.1	734.1
Average - assuming dilution	735.7	738.9

IMPERIAL OIL LIMITED

Attachment II

	Three Months
millions of Canadian dollars	2021	2020

Total cash and cash equivalents at period end	1,467	1,388

Operating Activities
Net income (loss)	392	(188)
Adjustments for non-cash items:
Depreciation and depletion	494	453
Impairment of intangible assets	-	20
(Gain) loss on asset sales	(3)	(7)
Inventory write-down to current market value	-	281
Deferred income taxes and other	60	43
Changes in operating assets and liabilities	(23)	(188)
All other items - net	125	9
Cash flows from (used in) operating activities	1,045	423

Investing Activities
Additions to property, plant and equipment	(167)	(310)
Proceeds from asset sales	7	9
Loans to equity companies - net	13	(7)
Cash flows from (used in) investing activities	(147)	(308)

Cash flows from (used in) financing activities	(202)	(445)

IMPERIAL OIL LIMITED

Attachment III

	Three Months
millions of Canadian dollars	2021	2020

Net income (loss) (U.S. GAAP)
Upstream	79	(608)
Downstream	292	402
Chemical	67	21
Corporate and other	(46)	(3)
Net income (loss)	392	(188)

Revenues and other income
Upstream	3,493	2,374
Downstream	5,305	5,379
Chemical	376	260
Eliminations / Corporate and other	(2,176)	(1,323)
Revenues and other income	6,998	6,690

Purchases of crude oil and products
Upstream	1,834	1,650
Downstream	4,020	3,769
Chemical	209	140
Eliminations	(2,176)	(1,333)
Purchases of crude oil and products	3,887	4,226

Production and manufacturing
Upstream	1,109	1,108
Downstream	326	408
Chemical	50	63
Eliminations	-	-
Production and manufacturing	1,485	1,579

Selling and general
Upstream	-	-
Downstream	133	181
Chemical	25	25
Eliminations / Corporate and other	31	(40)
Selling and general	189	166

Capital and exploration expenditures
Upstream	85	231
Downstream	68	76
Chemical	2	9
Corporate and other	8	15
Capital and exploration expenditures	163	331

Exploration expenses charged to Upstream income included above	2	1

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Three Months
	2021	2020

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	178	160
Cold Lake	140	140
Syncrude	79	73
Conventional	11	15
Total crude oil production	408	388
NGLs available for sale	2	2
Total crude oil and NGL production	410	390

Gross natural gas production (millions of cubic feet per day)	131	176

Gross oil-equivalent production (a)	432	419
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	173	154
Cold Lake	112	134
Syncrude	74	71
Conventional	11	14
Total crude oil production	370	373
NGLs available for sale	2	1
Total crude oil and NGL production	372	374

Net natural gas production (millions of cubic feet per day)	127	172

Net oil-equivalent production (a)	393	403
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	248	220
Cold Lake blend sales (thousands of barrels per day)	182	191
NGL sales (thousands of barrels per day) (b)	-	2

Average realizations (Canadian dollars)
Bitumen (per barrel)	47.19	18.08
Synthetic oil (per barrel)	67.41	58.94
Conventional crude oil (per barrel)	49.54	41.49
NGL (per barrel)	31.16	9.26
Natural gas (per thousand cubic feet)	3.24	1.77

Refinery throughput (thousands of barrels per day)	364	383
Refinery capacity utilization (percent)	85	91

Petroleum product sales (thousands of barrels per day)
Gasolines	198	232
Heating, diesel and jet fuels	153	179
Heavy fuel oils	20	13
Lube oils and other products	43	38
Net petroleum products sales	414	462
Petrochemical sales (thousands of tonnes)	211	186
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	2021 NGL sales rounds to 0.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	-
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53

(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED

Attachment VI

Non-GAAP financial measures

Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G. Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by this regulation have been provided. Non-GAAP measures do not have a standardized definition and as such, may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital

Cash flows from (used in) operating activities excluding working capital is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

	Three Months
millions of Canadian dollars	2021	2020
Cash flows from (used in) operating activities	1,045	423

Less changes in working capital
Changes in operating assets and liabilities	(23)	(188)
Cash flows from (used in) operating activities excl. working capital	1,068	611

Free cash flow

Free cash flow is cash flow from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

	Three Months
millions of Canadian dollars	2021	2020
Cash flows from (used in) operating activities	1,045	423

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(167)	(310)
Proceeds from asset sales	7	9
Loans to equity companies - net	13	(7)
Free cash flow	898	115

IMPERIAL OIL LIMITED

Net income (loss) excluding identified items

Net income (loss) excluding identified items is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment may be less than $100 million when the item impacts several segments. Management believes it is useful for investors to consider these figures in comparing the underlying performance of the company’s business across periods when one, or both, periods include identified items. All identified items are presented on an after-tax basis.

	Three Months
millions of Canadian dollars	2021	2020
Net Income (loss) (U.S. GAAP)	392	(188)

Less identified items included in Net income (loss)
Non-cash inventory valuation (lower of cost or market)	-	(281)
Subtotal of identified items	-	(281)

Net income (loss) excluding identified items	392	93

Cash operating costs (cash costs)

Cash operating costs consist of (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and do not reflect the total cash expenditures of the company. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Three Months
millions of Canadian dollars	2021	2020
From Imperial’s Consolidated statement of Income
Total expenses	6,486	6,945
Less:
Purchases of crude oil and products	3,887	4,226
Federal excise taxes and fuel charge	404	451
Depreciation and depletion	494	473
Non-service pension and postretirement benefit	11	30
Financing	14	19
Total cash operating costs	1,676	1,746

Components of cash operating costs

	Three Months
millions of Canadian dollars	2021	2020
From Imperial’s Consolidated statement of Income
Production and manufacturing	1,485	1,579
Selling and general	189	166
Exploration	2	1
Cash operating costs	1,676	1,746

Upstream	1,111	1,109
Downstream	459	589
Chemicals	75	88
Corporate/Eliminations	31	(40)
Cash operating costs	1,676	1,746

IMPERIAL OIL LIMITED

Unit cash operating cost (unit cash costs)

Unit cash operating costs (unit cash costs) are calculated using total gross oil-equivalent production, and are calculated for the Upstream segment, as well as the major Upstream assets. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

	Three Months
	2021				2020
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,109	455	260	333	1,108	490	234	308
Selling and general	-	-	-	-	-	-	-	-
Exploration	2	-	-	-	1	-	-	-
Cash operating costs	1,111	455	260	333	1,109	490	234	308

Gross oil-equivalent production	432	178	140	79	419	160	140	73
(thousands of barrels per day)
Unit cash operating cost ($/oeb)	28.58	28.40	20.63	46.84	29.09	33.65	18.37	46.36
USD converted at the YTD average forex	22.57	22.44	16.30	37.00	21.52	24.90	13.59	34.31
2021 US$0.79; 2020 US$0.74

(a)	Upstream includes Kearl, Cold Lake, Imperial’s share of Syncrude and other.